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(BW)(GLOBAL-TECH-APPLIANCES)(GAI) Global-Tech Appliances Acquires Majority Stake
in Lite Array and Prepares to Enter Flat-Panel Display Market

     Business & Technology Editors

     HONG KONG--(BUSINESS WIRE)--June 4, 2001--Global-Tech Appliances Inc. (NYSE
- GAI) announced today that it has entered into an agreement to acquire a controlling interest in Lite Array, Inc., in which it had made an initial investment in August of 2000.
     Lite Array is a California-based company that has been involved extensively in the research, development, and pre-production of inorganic and organic solid state flat-panel displays. Jimin Ma, Lite Array's co-founder, will stay on as President to oversee and manage its overall operation. The transaction, which is subject to certain closing conditions, is expected to be completed within sixty days.
     Lite Array currently operates a joint-venture manufacturing facility in China, where a proprietary U.S. designed and built in-line production system for manufacturing thin film electroluminescent (TFEL) displays has been installed. Recently, Lite Array started customer evaluation programs with production samples in Canada and China and is in the process of improving and increasing its production capacity to launch and expand its sales around the world.
     John C.K. Sham, President and CEO of Global-Tech, stated: "For some time, we have been exploring opportunities to diversify our business into non-commodity, higher-margin products that could utilize our manufacturing capabilities and infrastructure. The production of solid state flat-panel displays is in line with our objectives since the displays can be used in many industrial and automotive applications, as well as in finished products such as global positioning system (GPS) and testing equipment."
     Mr. Sham continued, "While we will continue to be a significant manufacturer of electrical household appliances, we remain committed to pursuing other opportunities that could provide for accelerated growth and greater return on capital necessary to enhance shareholder value. We believe that the manufacturing of solid state flat-panel displays, because of its anticipated market potential, meets these criteria. As such, we plan to reallocate some of our existing resources to supporting and accelerating the mass production of these displays and developing end-use products incorporating such displays."
     Mr. Sham concluded, "Our process engineers and quality assurance technicians plan to collaborate with Lite Array to improve its yields and throughput with additional capital equipment so as to accommodate the sales demand for these unique displays worldwide. By positioning ourselves to become a focused niche supplier of these displays to specific industries and developing innovative devices utilizing these displays, we expect this business to generate revenues by the third quarter of fiscal 2002 and to be accretive to consolidated earnings by the end of fiscal 2003."
     Global-Tech is an original designer, manufacturer, and marketer of a wide range of small household appliances in six primary product categories: kitchen appliances; personal, beauty and health care products; garment care products; travel products and accessories; floor care products; and environmental care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Dirt Devil(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Moulinex(R), Mr. Coffee(R), Proctor-Silex(R), Remington(R), Sunbeam(R), Vidal Sassoon(R), and West Bend(R).

     Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new

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product development, reliance on key strategic alliances, availability and cost of raw materials, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.

   --30--db/ny*

   CONTACT:  Global-Tech USA, Inc.
             Brian Yuen, 212/683-3320
             http://www.businesswire.com/cnn/gai.shtml
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  KEYWORD:  CALIFORNIA HONG KONG INTERNATIONAL ASIA PACIFIC
  INDUSTRY KEYWORD: COMPUTERS/ELECTRONICS HARDWARE
                    CONSUMER/HOUSEHOLD

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